Exhibit 99.1

Press Release

Niska Gas Storage Partners LLC to Participate in Morgan Stanley’s Corporate Access Day

HOUSTON, March 14, 2011 - Niska Gas Storage Partners LLC (NYSE:NKA) today announced that the Company will participate in the Morgan Stanley MLP and Diversified Natural Gas Corporate Access Day in New York City on Tuesday, March 15, 2011. David Pope, President and Chief Executive Officer, Simon Dupéré, Chief Operating Officer and Vance Powers, Chief Financial Officer, will conduct a series of one-on-one meetings with members of the investment community.

The presentation materials utilized at the conference will be accessible on the Niska website at www.niskapartners.com under the Investor Center tab on the morning of March 15, 2011.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three facilities, including the AECO Hub™ in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. Niska also contracts for gas storage capacity on the Natural Gas Pipeline Company of America system. In total, Niska owns or contracts for approximately 204.5 Bcf of gas storage capacity.

SOURCE: Niska Gas Storage Partners LLC

Niska Gas Storage Partners LLC
Investor Relations:  Vance Powers or Brandon Tran, 403-513-8600